EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Hess Corporation 2008 Long-Term Incentive Plan, as amended, of our reports dated February 27, 2012, with respect to the consolidated financial statements and schedule of Hess Corporation and the effectiveness of internal control over financial reporting of Hess Corporation and our report dated February 27, 2012 with respect to the financial statements of HOVENSA L.L.C., included in Hess Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

May 25, 2012